EXHIBIT 21

                            SHARE PURCHASE AGREEMENT


THIS AGREEMENT made as of the 1st day of March, 2004

BETWEEN

         RENT SHIELD CORP., a company incorporated under the laws of the State of Florida (hereinafter referred to as the "Purchase")

         -and-

         WARREN HANDSOR, an individual residing at Box 656, Harrow, Ontario, N0R 1GO (hereinafter referred to as the "Vendor")

         -and-

         HUGH FORREST, an individual residing at 3103 Orleans Rd, Mississauga, Ontario, L5L 5L6 (hereinafter referred to as the "Forrest")

AND WEHREAS the Vendor owns 49% and Forrest owns 51% of the issued and outstanding shares (hereinafter referred to as "the Shares") of SHIELD FINANCIAL SERVICES (CANADA) INC. (hereinafter referred to as "Shield"), a corporation incorporated under the laws of the Country of Canada;

AND WHEREAS the Vendor and Forrest represent and warrant to the Purchaser that irrespective of share percentage ownership of Shield, that any and all Net Revenues of Shield shall be allocated as follows: 99% of the Net Revenues shall be allocated to the shares currently owned by Vendor (ie: the 49% shareholder) and 1% of the Net Revenues shall be allocated to Forrest. Vendor and Forrest represent and warrant to the Purchaser that right to 99% of all the Net Revenues of Shield, following the purchase of the purchased Shares from Vendor by Purchaser.

AND WHEREAS the Purchaser desires to purchase and the Vendor desires to sell to the Purchaser, 49% of all the issued and outstanding Shares of Shield (hereinafter referred to as the "Purchased Shares"), upon the terms and conditions hereinafter set forth;

NOW THEREFORE, inconsideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Sale of Shield Shares
---------------------

1. The Vendor hereby sells to the Purchaser and the Purchaser hereby purchases from the Vendor, the Purchased Shares, with effect from March 1, 2004.

Price
-----

2. The Purchaser shall pay or cause others to pay to the Vendor for the Purchased Shares, a consideration of US$1.00.

Profit Sharing Agreement
------------------------

1. Shield, Forrest and Vender represent to Purchaser that any and all net revenues fo Shield shall be disbursed as follows:
                                          99% shall be allocated to Purchaser
                                          1% shall be allocated to Forrest

Representation and Warrants
---------------------------

3. a. No representations and warranties are given by the Purchaser either to Shield, Forrest or Vendor.

         b. Both Shield, Forrest and Vendor represent and warrant to Purchaser that the representations contained herein are accurate and that said representations shall survive the closing.

         c. Shield represents and warrants that it holds all the necessary Insurance Brokers Licenses, as per Schedule "C".

         d. Vendor represents and warrants that it owns 49% of the issued and outstanding shares of Shield, and that the representations in 3(b) and 3(c) above are true and correct, and shall survive closing.

Closing Requirements
--------------------

4. On or prior to the closing of this transaction, the Vendor and or Shield shall deliver to the Purchaser the following and the Purchaser shall deliver to the Vendor and or Shield the following, as the case may be:

         a.       The  Purchaser   shall  deliver  the  shares  referred  to  in
                  paragraph 2 above.

         b. That Shield, Forrest and or Vendor has caused 49% of all issued and outstanding shares of Shield to be issued in the name of Purchaser.

         c. That Shield has issued a corporate resolution indicating that no further shares (both common and preferred) will be issued by Shield, without the approval of Purchaser.

         d. An acknowledgement by Shield that all shares owned by Vendor are free and clear of any obligations to anyone third party. That Vendor has fulfilled all obligations to Shield at that time that said shares were transferred into Vendor by Shield or other related parties.

Assignment
----------

5. Vendor hereby represents and warrants that it has not charged, encumbered, transferred or dealt with in any manner whatsoever its shares in Shield and hereby assigns and set over to Purchaser all of its right, title and interest in and to 49% of all issued and outstanding common shares of Shield under the terms contained herein, including all rights of ownership and assignment.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their duly authorized signing officers, this 1st day of March, 2004.


RENT SHIELD CORP.                              SHIELD FINANCIAL SERVICES
                                               (CANADA) INC.


per: /s/  [ILLEGIBLE]                          per: /s/ [ILLEGIBLE]
     ------------------------------                -----------------------------
     Authorized Signing Authority                  Authorized Signing Authority



/s/  Warren Handsor                            /s/ Hugh Forrest
-----------------------------------            ---------------------------------
WARREN HANDSOR                                 HUGH FORREST